Exhibit 5.1

355 South Grand Avenue Los Angeles, California 90071-1560 Tel: +1.213.485.1234 Fax: +1.213.891.8763 www.lw.com

FIRM / AFFILIATE OFFICES

May 26, 2009 Beckman Coulter, Inc. 4300 N. Harbor Blvd. Fullerton, California 92834	Abu Dhabi Barcelona Brussels Chicago Doha Dubai Frankfurt Hamburg Hong Kong London Los Angeles Madrid Milan Moscow	Munich New Jersey New York Orange County Paris Rome San Diego San Francisco Shanghai Silicon Valley Singapore Tokyo Washington, D.C.

Re:	Registration Statement No. 333-155275
Issuance of up to 4,950,000 shares of common stock, $0.10 par value per share

Ladies and Gentlemen:

We have acted as special counsel to Beckman Coulter, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance of up to 4,950,000 shares of common stock, $.10 par value per share, of the Company (the “Shares”) pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on November 12, 2008 (Registration No. 333-155275) (the “Registration Statement”), including a base prospectus dated November 12, 2008 (the “Base Prospectus”) and a prospectus supplement dated May 19, 2009 filed with the Commission pursuant to Rule 424(b) under the Act (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus other than as expressly stated herein with respect to the issuance of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefore in the name or on behalf of the purchasers, and have been issued by the Company against payment therefor in the circumstances contemplated by the Prospectus, the issuance and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

May 26, 2009

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Form 8-K dated May 19, 2009 and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP